Exhibit 99.1

PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) /212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

ORMAT TECHNOLOGIES REPORTS 2012 FOURTH
QUARTER AND YEAR END RESULTS

(RENO, Nev.) February 27, 2013 -- Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2012.

The highlights for the year and recent 2013 developments:

•	Total revenues increased 17.7 percent for the year to $514.4 million;

•	Product segment revenues increased 65.1 percent to a record of $186.9 million with a record backlog of $262.0 million as of February 15, 2013, 9 percent over last year;

•	Electricity generation increased by 7.3 percent with the addition of 51 MW from Tuscarora and McGinness Hills which became commercial in January 2012 and July 2012, respectively;

•	Adjusted EBITDA increased 11.5 percent to $185.8 million;

•	Obtained favorable financing for Olkaria III Plant 1 and Plant 2 currently under construction and secured financing for the expected construction of Plant 3;

•	Received $35.7 million in a tax equity transaction; and

•	Recorded an impairment charge of $229.1 million relating to the North Brawley power plant which resulted in a net loss of $206.7 million in the year.

Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated:  “2012 was highlighted by total revenue growth of 17.7 percent as a result of the continued strong performance of our product segment and the steady, consistent growth in our electricity segment. New capacity, and project enhancement implemented during the course of the year enabled us to maintain margins in our electricity segment despite the influence of low natural gas prices on the rates that we get from some of our older PPAs.

“The demand for new geothermal power plants and other power generating units continues to drive significant growth in our product segment. 2013 as well, started with a strong order flow.

 “While net income was substantially affected by the non-cash impairment charges of $236.4 million related to the North Brawley and OREG 4 power plants, adjusted EBITDA increased 11.5 percent to $185.8 million with operating cash flow of $93.2 million.

“Our long-term goal remains to develop projects where both resource and markets allow them to be successful and to deliver the best possible products to our customers.  We will also continue to look for technical and commercial ways to improve operations as a way to maximize value to our shareholders.

Ms. Bronicki added, “We expect our 2013 electricity revenues to be between $335 million and $345 million and our product segment revenues to be between $180 million and $190 million.”

Financial Summary

Annual Results

For the year ended December 31, 2012, total revenues increased 17.7 percent from $437.0 million in 2011 to $514.4 million in 2012.  Product revenues increased 65.1 percent to $186.9 million, up from $113.2 million in the year ended December 31, 2011. The increase in product revenues reflects the increase in new customer orders that we secured mainly in 2011. Electricity revenues increased slightly to $327.5 million up from $323.8 million in the year ended December 31, 2011. The increase in electricity revenues was primarily due to the following:

•	Revenue contribution of $23.5 million from our Tuscarora and McGinness Hills power plant;

•	Additional net revenue contribution of $3.2 million from other power plants in our portfolio; and

•	Net gain of $2.2 million on derivative contracts on oil and natural gas prices.

This increase was substantially offset by a $25.2 million reduction in revenues due to the transition to short run avoided cost (SRAC) pricing under our SO#4 contracts in California.

Operating loss for the year ended December 31, 2012 was $155.1 million, compared to operating income of $64.0 million for the year ended December 31, 2011. The operating loss in 2012 was primarily attributable to the non-cash impairment charges of $236.4 million taken at North Brawley and OREG 4.

For the year ended December 31, 2012, the company reported a net loss of $206.7 million, or $4.56 per share, compared to $42.7 million or $0.95 per share for the year ended December 31, 2011.

Adjusted EBITDA for the year ended December 31, 2011 was $185.8 million, compared to $166.7 million for the year ended December 31, 2011. Adjusted EBITDA excludes the impairment charges for the North Brawley and OREG 4 power plants. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below in this release.

Net cash provided by operating activities was $93.2 million in the year ended December 31, 2012, compared to $132.7 million in the year ended December 31, 2011.  The decrease in cash provided by operating activity is mainly due to a substantial change in working capital as a result of decrease in advance payments on project under construction in the product segment.

As of December 31, 2012 cash, cash equivalents and a short-term bank deposit were $69.6 million. In addition, as of December 31, 2012, the company had available committed lines of credit with commercial banks aggregating $445.8 million, of which $184.9 million is unused.

Although the company has completed substantially all of its work on its tax provision, certain review procedures are still to be completed prior to the filing of its annual report on Form 10-K. As a result, while the company believes the results contained in this release are materially correct, certain amounts could be revised when the company files its annual report on Form 10-K.

Fourth Quarter Results

For the three-month period ended December 31, 2012, total revenues decreased 6.2 percent from $123.7 million in the fourth quarter of 2011 to $116.1 million in the fourth quarter of 2012. Electricity revenues increased 1.6 percent to $78.8 million from $77.6 million in the fourth quarter of 2011. Product revenues decreased 19.3 percent to $37.3 million from $46.2 million in the fourth quarter of 2011. This decrease is principally attributable to the timing of revenue recognition in accordance with the percentage of completion method for each of our products.

For the quarter, the company reported a net loss of $222.9 million or $4.91 per share, compared to $43.0 million, or $0.95 per share for the same period in 2011.

Adjusted EBITDA for the fourth quarter of 2012 was $35.3 million, compared to $45.1 million for the same period last year. The adjusted EBITDA was impacted by various factors including timing of recognition of product segment revenue, reduction in the electricity revenues associated with the SO#4 PPAs and a mining tax in the amount of $3.3 million in respect of the years 2008 – 2010 that we have appealed. Adjusted EBITDA excludes the impairment charge for the North Brawley power plant.  The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below in this release.

Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10:00 A.M. EST on Wednesday, February 27, 2013.  The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat’s website.

A webcast will be available approximately two hours after the conclusion of the live call. A replay of the call will be available beginning approximately at 1 p.m. EST on February 27, 2013 until 11:59 p.m. EST on March 6, 2013. To access the replay, interested investors should call: (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and enter the Reply code: 94897605.

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity.  With over 82 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions.  Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics.  The company has engineered and built power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1600 MW of gross capacity. Ormat’s current generating portfolio of 575 MW (net) includes Brady, Brawley, Heber, Jersey Valley, Mammoth, McGinness Hills, Ormesa, Puna, Steamboat, Tuscarora, OREG 1, OREG 2, OREG 3 and OREG 4 in the U.S.; Zunil and Amatitlan in Guatemala; Olkaria III in Kenya; and, Momotombo in Nicaragua.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Twelve-Month Periods Ended December 31, 2012 and 2011
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$78,819	$77,576	$327,529	$323,849
Product	37,263	46,158	186,879	113,160
Total revenues	116,082	123,734	514,408	437,009
Cost of revenues:
Electricity	67,284	57,947	244,634	244,037
Product	26,771	32,796	135,346	76,072
Total cost of revenues	94,055	90,743	379,980	320,109
Gross margin	22,027	32,991	134,428	116,900
Operating expenses:
Research and development expenses	2,160	1,673	6,108	8,801
Selling and marketing expenses	3,089	6,882	16,122	16,207
General and administrative expenses	7,952	7,130	28,267	27,885
Impairment Charges	229,113	—	236,377	—
Write-off of unsuccessful exploration activities	720	—	2,639	—
Operating income (loss)	(221,007)	17,306	(155,085)	64,007
Other income (expense):
Interest income	197	138	1,201	1,427
Interest expense, net	(19,528)	(15,028)	(64,069)	(69,459)
Foreign currency translation and transaction gains (losses)	1,369	196	242	(1,350)
Income attributable to sale of tax benefits	2,710	3,850	10,127	11,474
Other non-operating income (expense), net	246	206	590	671
Income (loss), before income taxes and equity in
losses of investees	(236,013)	6,668	(206,994)	6,770
Income tax benefit (expense)	14,108	(49,261)	2,863	(48,535)
Equity in losses of investees, net	(980)	(407)	(2,522)	(959)
Net loss	(222,885)	(43,000)	(206,653)	(42,724)
Net income attributable to noncontrolling interest	(136)	(80)	(414)	(332)
Net loss attributable to the Company's stockholders	$(223,021)	$(43,080)	$(207,067)	$(43,056)

Loss per share attributable to the Company's stockholders --
basic and diluted	$(4.91)	$(0.95)	$(4.56)	$(0.95)

Weighted average number of shares used in computation of loss per
share attributable to the Company's stockholders - basic and diluted	45,431	45,431	45,431	45,431

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of December 31, 2012 and 2011
(Unaudited)

	December 31,
	2012	2011
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$66,628	$99,886
Marketable securities	—	18,521
Short-term bank deposit	3,010	—
Restricted cash, cash equivalents and marketable securities	76,537	75,521
Receivables:
Trade	55,680	51,274
Related entity	373	287
Other	8,632	9,415
Due from Parent	311	260
Inventories	20,669	12,541
Costs and estimated earnings in excess of billings on uncompleted contracts	9,613	3,966
Deferred income taxes	1,241	1,842
Prepaid expenses and other	34,144	18,672
Total current assets	276,838	292,185
Unconsolidated investments	2,591	3,757
Deposits and other	36,187	22,194
Deferred charges	36,521	40,236
Property, plant and equipment, net	1,226,758	1,518,532
Construction-in-process	396,141	370,551
Deferred financing and lease costs, net	31,371	28,482
Intangible assets, net	35,492	38,781
Total assets	$2,041,899	$2,314,718
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$98,001	$105,112
Billings in excess of costs and estimated earnings on uncompleted contracts	25,408	33,104
Current portion of long-term debt:
Limited and non-recourse	11,453	13,547
Full recourse	28,649	20,543
Senior secured notes (non-recourse)	28,231	21,464
Total current liabilities	191,742	193,770
Long-term debt, net of current portion:
Limited and non-recourse	242,815	100,585
Full recourse:
Senior unsecured bonds	250,904	250,042
Other	82,344	63,623
Revolving credit lines with banks	73,606	214,049
Senior secured notes (non-recourse)	312,926	341,157
Liability associated with sale of tax benefits	51,126	69,269
Deferred lease income	66,398	68,955
Deferred income taxes	13,873	54,665
Liability for unrecognized tax benefits	7,280	5,875
Liabilities for severance pay	22,887	20,547
Asset retirement obligation	19,289	21,284
Other long-term liabilities	5,148	4,253
Total liabilities	1,340,338	1,408,074

Equity:
The Company's stockholders' equity:
Common stock	46	46
Additional paid-in capital	732,140	725,746
Retained earnings (accumulated deficit)	(38,372)	172,331
Accumulated other comprehensive income	651	595
	694,465	898,718
Noncontrolling interest	7,096	7,926
Total equity	701,561	906,644
Total liabilities and equity	$2,041,899	$2,314,718

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information
For the Three and Twelve-Month Periods Ended December 31, 2012 and 2011
(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA as net income before interest, taxes, depreciation and amortization, excluding impairment of long-lived assets. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by or used in operating activities to EBITDA and Adjusted EBITDA for the three and twelve-month periods ended December 31, 2012 and 2011:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net cash provided by operating activities	$30,835	$34,220	$93,219	$132,734
Adjusted for:
Interest expense, net (excluding amortization
of deferred financing costs)	16,780	13,874	57,711	65,920
Interest income	(197)	(138)	(1,201)	(1,427)
Income tax provision (benefit)	(14,108)	49,261	(2,863)	48,535
Adjustments to reconcile net income to net cash
provided by operating activities (excluding
depreciation and amortization)	(227,080)	(52,083)	(197,419)	(79,060)
EBITDA	(193,770)	45,134	(50,553)	166,702
Impairment charges	229,113	—	236,377	—
Adjusted EBITDA	$35,343	$45,134	$185,824	$166,702
Net cash used in investing activities	$(50,926)	$(102,816)	$(104,537)	$(341,002)
Net cash provided by (used in) financing activities	$49,196	$109,405	$(21,939)	$225,339
Depreciation and amortization	$26,641	$25,137	$102,453	$96,398